SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
October 27, 2008

DRINKS AMERICAS HOLDINGS, LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-55254-10	87-0438825
State of	Commission	IRS Employer
Incorporation	File Number	I.D. Number

372 Danbury Road, Suite 163, Wilton, Connecticut 06897
Address of principal executive offices

Registrant's telephone number: (203) 762-7000

(Former Name or Former Address, if Changed Since Last Report)

Item 8.01	OTHER EVENTS

On October 27, 2008 we instituted a warrant repricing program in order to encourage holders of qualified warrants to exercise their warrants, enabling us to decrease the number of unexercised warrants and raise short-term working capital at low cost. The warrant re-pricing program expired on November 3, 2008 (the “Deadline”).

Certain holders of warrants (“Warrant Holders”), which warrants exercisable for shares of our common stock , par value $0.001 per share (“Common Stock”), who are also the holders of our preferred stock, were entitled to participate in the warrant repricing program. During the term of the warrant repricing program, the Warrant Holders were entitled to exercise their warrants at an exercise price per share of $0.20. As partial consideration for the Warrant Re-pricing, during the period from the Deadline until February 28, 2009, in the event that the Company’s stock trades for $1.50 or higher (subject to adjustments for forward and reverse stock splits, recapitalizations, stock dividends, and the like after the date hereof) for ten (10) consecutive trading days then the exercise price reverts to the original exercise price under the warrants ($.50 per share of common stock) and the Warrant Holder shall pay the Company the difference ($.30 per share).

The Warrant Holders elected to exercise all of their warrants, for a total of 3,777,778 shares of common stock, resulting in proceeds to the Company of $755,555.60. The Warrant Holders also received as consideration for exercising their warrants the reduction in conversion price of their preferred stock from $0.50 per share of common stock to $0.35. There are a total of 11,000 shares of preferred shares outstanding with a redemption value of $11,000,000.

In addition to the Warrant Holders, certain other holders or our warrants were entitled to participate in the warrant re-pricing program on terms equivalent to the Warrant Holders. One such holder elected to exercise their warrants, for a total of 166,667 shares of common stock at $0.20 per share reduced from $1.25.

Item 9.01.	EXHIBITS

(c)	Exhibits

4.14	Form of notice to Warrant Holders dated October 27, 2008.

4.15	Form of notice to other warrant holders dated October 28, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 10, 2008

DRINKS AMERICAS HOLDINGS, LTD.

By:	/s/ J. Patrick Kenny
J. Patrick Kenny, President and CEO